SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 6, 2004

Wells Real Estate Fund III, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-18407	58-1800833
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

August 6, 2004

Re: Quarterly distribution update for Wells Real Estate Fund III

Dear Wells Fund III Investor:

At Wells Real Estate Funds, our goal is to provide our investors with the highest level of service possible. As stewards of your investment, we are providing you with a distribution update on your Wells Limited Partnership investment.

Two recent sale transactions were highlights for the Fund. Stockbridge Village I was sold on April 29, 2004, and the 880 Holcomb Bridge Road and Brookwood Grill properties were sold on July 1, 2004. The Fund held approximate interests of 57%, 9%, and 38% in these three properties, respectively. These sales capitalized on the current strong investor demand for retail shopping centers in the market. After the close of the quarter, we signed a new lease at 4400 Cox Road with Apex Systems for approximately 17,500 square feet, representing 41% of the building, and this lease will extend from September 2004 through June 2015. We made our first distribution of net sale proceeds in January 2004 to limited partners, totaling approximately $1,312,000. We also have announced the next net sale proceeds distribution to limited partners, scheduled for the fourth quarter 2004, totaling $6,658,000 from the sales of Greenville Center and Stockbridge Village I.

With four properties now sold, the General Partners are currently reserving operating cash and a portion of net sale proceeds to fund the re-leasing costs anticipated for the 4400 Cox Road property. Further, the General Partners anticipate continuing to hold operating distributions until 4400 Cox Road is fully re-leased. As 2004 progresses and the outcome of the property re-leasing efforts is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

While operating distributions to Class A unit holders have been reserved, we would like to highlight that, through June 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $16.3 million, as compared to $19.6 million originally invested, or approximately 83% of the dollars invested since inception.

No operating distributions have been made to the General Partners, in line with the partnership agreement.

Form 10-Q for the second quarter 2004 (which includes a complete Fund update) will be available to you online at www.wellsref.com within a few weeks. Ongoing information regarding Fund III activities also is available to you on the same Web site.

Should you have any questions regarding Fund III, please don’t hesitate to contact the Wells Investor Services Department at 800-557-4830. For your convenience, the Wells Investor Services Department is available Monday through Thursday from 8:15 a.m. until 7:30 p.m. (ET), and Friday from 8:15 a.m. until 5:30 p.m. (ET). Please take comfort in knowing your calls will always be answered by a live voice at Wells — not an automated system — during our regular support hours at our corporate office in Atlanta, Georgia. You also may contact an Investor Services Specialist via e-mail at investorservices@wellsref.com.

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Our ongoing priority at Wells Real Estate Funds is to provide you with unparalleled customer service, and we thank you for allowing us to serve your financial needs, now and in the future.

Sincerely,

Richard Scott
Vice President
Investor Relations

cc: Financial Consultant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND III, L.P.
(Registrant)

By:	WELLS CAPITAL, INC.
General Partner

	By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

By:	/s/ Leo F. Wells, III
LEO F. WELLS, III
General Partner

Date: August 6, 2004

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